PROTECTIVE LIFE INSURANCE COMPANY  P.O. BOX 10648 BIRMINGHAM, ALABAMA 35202-0648


                    COMPOUND AND 3-YEAR RESET DEATH BENEFIT RIDER

We are amending the Contract to which this rider is attached by adding the following provisions and making them a part of the Contract as of its Effective
Date:


COMPOUND DEATH BENEFIT - We will determine a compound anniversary value on the most recent Contract Anniversary before the earlier of the deceased Owner's 80th birthday or the deceased Owner's date of death.

The compound anniversary value is equal to the sum of:

(a) the accumulation to the Contract Anniversary of all Purchase Payments and Credits prior to that Contract Anniversary, minus the accumulation of amounts surrendered including associated surrender charges prior to that Contract Anniversary; plus,

(b) any Purchase Payments and Credits on or since that Contract Anniversary, minus any amounts surrendered including associated surrender charges on or since that Contract Anniversary.

If the Effective Date is before the deceased Owner's 71st birthday, the amounts in (a) will accumulate at an annual effective interest rate of 4.00%. If the Effective Date is on or after the deceased Owner's 71st birthday, the amounts in
(a) will accumulate at an annual effective interest rate of 3.00%

3-YEAR RESET DEATH BENEFIT - We will determine a 3-year reset anniversary value every 3rd Contract Anniversary occurring before the earlier of the deceased Owner's 80th birthday or the deceased Owner's date of death. Each 3-year reset anniversary value is equal the sum of: the Contract Value on that Contract Anniversary; plus all Purchase Payments and Credits since that Contract Anniversary; minus all amounts surrendered including associated surrender charges since that Contract Anniversary.

The death benefit will equal the greatest of: (1) the Contract Value less any Credits added during the 12 months prior to death; or (2) aggregate Purchase Payments less aggregate surrenders including associated surrender charges; or
(3) the compound anniversary value less any Credits added during the 12 months prior to death; or (4) the greatest 3-year reset anniversary value attained less any Credits added during the 12 months prior to death.

WAIVER OF SURRENDER CHARGES - We will waive any applicable surrender charge if, at any time after the first Contract Year:

       (1) you are first diagnosed as having a terminal illness by a physician that is not related to you or the Annuitant; or,

       (2) you enter, for a period of at least ninety (90) days, a facility which is both
               (a)  licensed by the state; and,
               (b) qualified as a skilled nursing home facility under Medicare or Medicaid.

The term "terminal illness" means that you are diagnosed as having a non-correctable medical condition that, with a reasonable degree of medical certainty, will result in your death in less than 12 months. Written proof of a terminal illness satisfactory to the Company must be submitted. The Company reserves the right to require an examination by a physician of its choice.

Once the waiver of surrender charges has been granted no surrender charges will apply to the Contract in the future and no additional Purchase Payments will be accepted by the Company. We will deduct the amount of any Credits added to the Contract Value during the 12 months prior to the date we first waive surrender charges.

If any Owner is not an individual, the Waiver of Surrender Charge provisions will apply to the Annuitant.

DEDUCTION OF CREDITS - Whenever Credits are deducted from this Contract, they are removed pro-rata from among the current Allocation Options.

SUSPENSION OF BENEFITS - For a period of one year after any change of ownership involving a natural person, the death benefit will equal the Contract Value less any Credits added during the 12 months prior to death, and the surrender charges will not be waived under the provision above.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ Deborah J. Long

     Secretary


                                           2